Exhibit 10.26

Loan Agreement
(Translation)

Party A：Qufu Natural Green Engineering Co., Ltd.
Party B：Shandong Anda Bio-Tech Co., Ltd.

WHEREAS, Party B applied for a loan from Party A and both parties negotiated the terms in good faith;

NOW, therefore, both parties have agreed to enter this loan agreement under the terms and conditions as follows:

1.	Party A will loan RMB 20,000,000 (twenty million) to Party B as working capital.
2.	Term: from December 19, 2011 to December 18, 2012. The principal is due in full amount on expiration date.
3.
On expiration date, Party B shall fully pay back the loan in one payment. If further cash or loan is needed, both parties shall sign a new loan agreement, and Party A decides at its own discretion a potential increase or decrease of the credit line available to Party B.

4.
This loan provided through this agreement shall only be used as working capital. Otherwise, Party A has the right to collect the loan before expiration and charge Party B with 2% of the loan amount for penalty.

5.
If Party B fails to pay the dues of the loan on expiration date, Party B is willing to compensate Party A with the assets owned by Party B and be responsible for all the expenses related to the exercise of creditor’s rights by Party A.

Party A: Qufu Natural Green Engineering Co., Ltd.

Signature:  /s/ Chengxiang Yan
(Corporate seal)

 Party B: Shandong Anda Bio-Tech Co., Ltd.

Signature: /s/ Ansheng Zhang

December 16, 2011